THE L. S. STARRETT COMPANY

Athol, Massachusetts

                  November 3, 2005

To the Stockholders:

Presented below are the comparative operating figures for the Company for the periods ended in September 2005 and 2004, which show a loss of $0.28 a share as compared to the prior period income of $0.25 a share.

Sales increased 1.5% in the period, but our earnings have been negatively affected in this quarter by both our Evans Rule Division and our operations in Brazil.  The loss associated with the Evans Rule Division is the result of increased costs associated with the move of manufacturing operations to the Dominican Republic, lower pricing, and most importantly, the inability to pass on the significantly higher cost of steel and oil related materials to our customers.

On a comparative basis, in Brazil we were hurt in this quarter by the dollar devaluation against the Real, an increased mix of export sales and temporary underutilization of capacity caused by the relocation of manufacturing within the factory as we brought our new plant addition on line.

While part of these costs are specific to this first quarter, we expect the costs relating to the move to the Dominican Republic and oil-related materials to remain with us through the next two quarters.

D. A. STARRETT

President and CEO

SUMMARY OF CONSOLIDATED RESULTS
	Thirteen Weeks Ended September

	2005	2004

Net sales…………………………………………………………	47,531,200	46,795,713

Earnings (loss) before income taxes…………………………	(2,667,878)	2,014,454
Income tax provision (benefit)…..…………………….………	(823,550)	350,400

Net earnings (loss)……………………………………………..	(1,844,328)	1,664,054

Basic and diluted earnings (loss) per share…………………	($0.28)	$0.25

Dividends per share…………………………………………….	$0.10	$0.10

The above figures are in part estimates and are subject to audit and year-end adjustments.  Except for historical information contained herein, the matters discussed may involve forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially, including statements concerning future financial performance, economic and political conditions, currency fluctuations and foreign operations.